                                                                      Exhibit 22

                            OHIO CASUALTY CORPORATION
                             136 NORTH THIRD STREET
                              HAMILTON, OHIO 45025

                            NOTICE OF ANNUAL MEETING
                                       OF
                                  SHAREHOLDERS

                            TO BE HELD APRIL 15, 1998


                                                              Hamilton, Ohio
                                                              March 13, 1998


To the Shareholders:

     The Annual Meeting of Shareholders (the "Annual Meeting") of Ohio Casualty Corporation (the "Company") will be held in the meeting rooms of The Hamiltonian Hotel, One Riverfront Plaza, Hamilton, Ohio, 45011, on Wednesday, April 15, 1998, at 10:30 a.m., local time, for the following purposes:

          (1) To elect the following four Directors for terms expiring in 2001 (Class II), as successors to the class of Directors whose terms expire in 1998: Wayne Embry, Stephen S. Marcum, Stanley N. Pontius and William L. Woodall.

          (2) To ratify the selection of Coopers & Lybrand L.L.P. as independent public accountants of the Company for the fiscal year ending December 31, 1998.

          (3) In their discretion, to consider and vote upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

     Holders of record of common shares of the Company as of the close of business on March 2, 1998 are entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. As of March 2, 1998, there were 33,629,908 common shares outstanding. Each common share is entitled to one vote on all matters properly brought before the Annual Meeting.

                                        By Order of the Board of  Directors,




                                        Howard L. Sloneker III, Secretary


EVERY SHAREHOLDER'S VOTE IS IMPORTANT. IF YOU ARE UNABLE TO BE PRESENT AT THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE AND RETURN PROMPTLY THE ENCLOSED PROXY SO THAT YOUR COMMON SHARES WILL BE REPRESENTED. A POSTAGE PAID, ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                            OHIO CASUALTY CORPORATION
                             136 NORTH THIRD STREET
                              HAMILTON, OHIO 45025

                                 PROXY STATEMENT
                                 ---------------

                         ANNUAL MEETING OF SHAREHOLDERS

                   APPROXIMATE DATE TO MAIL -- MARCH 13, 1998

     On behalf of the Board of Directors of Ohio Casualty Corporation (the "Company"), a proxy is solicited from you to be used at the Company's 1998 Annual Meeting of Shareholders (the "Annual Meeting") scheduled for Wednesday, April 15, 1998 at 10:30 a.m., local time, in the meeting rooms of The Hamiltonian Hotel, One Riverfront Plaza, Hamilton, Ohio 45011, or at any adjournment thereof.

     Proxies in the form enclosed herewith are being solicited on behalf of the Company's Board of Directors. The common shares represented by proxies which are properly executed and returned will be voted at the Annual Meeting, or any adjournment thereof, as directed. Common shares represented by proxies properly executed and returned which indicate no direction will be voted in favor of the nominees of the Board of Directors identified in the Notice of Annual Meeting accompanying this Proxy Statement and for the ratification of the selection of Coopers & Lybrand L.L.P. as independent public accountants of the Company for the fiscal year ending December 31, 1998. Any shareholder giving the enclosed proxy has the power to revoke the same prior to its exercise by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date, or by giving notice of revocation in open meeting. ATTENDANCE AT THE ANNUAL MEETING WILL NOT, IN AND OF ITSELF, CONSTITUTE REVOCATION OF A PROXY.


                            VOTING AT ANNUAL MEETING

     As of March 2, 1998, the record date fixed for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, there were outstanding 33,629,908 common shares, which is the only outstanding class of capital stock of the Company. Each such common share is entitled to one vote on all matters properly coming before the Annual Meeting.

     A quorum for the Annual Meeting is a majority of the outstanding common shares. Common shares represented by signed proxies that are returned to the Company will be counted toward the quorum in all matters even though they are marked "Abstain", "Against" or " Withhold Authority" on one or more or all matters or they are not marked at all. Broker non-votes are also counted for purposes of determining the presence or absence of a quorum. Broker non-votes occur when brokers, who hold their customers' shares in street name, sign and submit proxies for such shares on some matters, but not others. Typically, this would occur when brokers have not received any instructions from their customers, in which case the brokers, as the holders of record, are permitted to vote on " routine" matters, which typically include the election of directors, but not on non-routine matters.

                             PRINCIPAL SHAREHOLDERS

     The table below identifies the only persons known to the Company to own beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) more than 5% of the Company's outstanding common shares.

                                       COMMON SHARES      PERCENT
             NAME AND ADDRESS           BENEFICIALLY     OF COMMON
           OF BENEFICIAL OWNER             OWNED          SHARES            DATE
           -------------------             -----          ------            ----

FIRST NATIONAL BANK OF                  3,178,294(1)       9.45%          12-31-97
SOUTHWESTERN OHIO
Third and High Streets
Hamilton, Ohio  45011

THE CAPITAL GROUP, INC.                 2,997,500(3)       8.92%          12-31-97
333 South Hope Street
Los Angeles, California  90071

THE CHASE MANHATTAN BANK, N.A.,         2,351,357(2)       6.99%          12-31-97
Trustee
1211 Avenue of the Americas
New York, New York  10036

JOSEPH L. MARCUM                        2,208,416(4)       6.57%          03-02-98
136 North Third Street
Hamilton, Ohio  45025

--------------------

(1) Based upon information provided to the Company by First National Bank of Southwestern Ohio (the "Bank"). The Bank holds the reported shares as trustee under various trust agreements and arrangements. The Bank has advised the Company that it has sole voting power for 2,732,124 shares, shared voting power for 0 shares, sole investment power for 1,482,960 shares, and shared investment power for 1,283,542 shares. 413,371 shares are held under trust arrangements for certain directors of the Company, and their respective spouses, which shares are also reported in the following table showing share ownership by directors and executive officers of the Company.

(2) 1,509,125 shares are held as trustee for the Company's Employee Savings Plan and 842,232 shares are held as trustee for the Company's Employees Retirement Plan. Voting power with respect to shares held in the Employee Savings Plan is exercised by the plan participants; investment power with respect to these shares is held by plan participants subject to limitations in the Plan. Voting and investment power with respect to shares held in the Employees Retirement Plan is exercised by the committee which administers the Employees Retirement Plan (the "Retirement Committee"). The Retirement Committee consists of Joseph L. Marcum, Lauren N. Patch and Barry S. Porter.

(3) Based upon information contained in a Schedule 13G dated February 12, 1998, filed with the Securities and Exchange Commission by The Capital Group, Inc. The Capital Group, Inc. reported sole voting power for 0 shares, shared voting power for 0 shares and sole investment power for 2,997,500 shares as of December 31, 1997.

(4)    See share ownership information for Mr. Marcum in the following table.

                 SHAREHOLDINGS OF DIRECTORS, EXECUTIVE OFFICERS
                      AND NOMINEES FOR ELECTION AS DIRECTOR

     As of March 2, 1998, the directors of the Company, including the four persons intended by the Board of Directors to be nominated for election as directors, the executive officers of the Company named in the Summary Compensation Table, and all executive officers and directors of the Company as a group, beneficially owned common shares of the Company as set forth below.

                                                                              SHARED INVESTMENT/
                                       NUMBER OF               OPTIONS           VOTING POWER
                                     COMMON SHARES           EXERCISABLE        OVER EMPLOYEES
NAME OF                               BENEFICIALLY             WITHIN             RETIREMENT                         PERCENT
INDIVIDUAL OR GROUP                     OWNED(1)               60 DAYS          PLAN SHARES(2)         TOTAL       OF CLASS(3)
-------------------                     --------               -------          --------------         -----       -----------
Arthur J. Bennert                      16,178                   6,000                                   22,178

Jack E. Brown                           1,100                   6,000                                    7,100

Catherine E. Dolan                        100                   6,000                                    6,100

Wayne Embry                               200                   6,000                                    6,200

Vaden Fitton                          227,779 (4)               6,000                                  233,799

Jeffery D. Lowe                       162,119 (4)               3,000                                  165,119

Joseph L. Marcum                    1,363,184 (4)(5)(6)         3,000              842,232           2,208,416        6.57%

Stephen S. Marcum                     212,744 (4)               6,000                                  218,744

Lauren N. Patch                       246,569 (4)(7)           30,000              842,232           1,118,801        3.33%

Stanley N. Pontius                      1,163                   6,000                                    7,163

Howard L. Sloneker III                221,164 (7)               6,666                                  227,830

William L. Woodall                     20,700                   6,000                                   26,700

Michael L. Evans                        5,673 (7)               9,999                                   15,672

Coy Leonard, Jr.                          639 (7)               3,000                                    3,779

Barry S. Porter                        28,135 (7)               9,999              842,232             880,366        2.62%

All Executive Officers
  and Directors as a
  Group (31 Persons)                2,775,718                 152,491              842,232           3,770,441       11.21%

--------------------------------

(1) Unless otherwise indicated, each named person has voting and investment power over the listed shares and such voting and investment power is exercised solely by the named person or shared with a spouse.

(2) Includes 842,232 shares held in the Company's Employees Retirement Plan as to which the named individuals share voting and investment power solely by reason of being a member of the Retirement Committee which administers such Plan. See Note (2) of the preceding table. Messrs. Marcum, Patch and Porter disclaim beneficial ownership of these shares.

(3) Percentages are listed only for those individuals who are the beneficial owners of more than of 1% of the outstanding shares.

(4) Includes the following number of shares owned by family members as to which beneficial ownership is disclaimed: Mr. Fitton, 102,857; Mr. Lowe, 140,350; Mr. Joseph L. Marcum, 614,154; Mr. Stephen S. Marcum, 84,090; and Mr. Patch, 207,601.

(5) Includes 225,852 shares held by Mr. Marcum's wife in her capacity as a co-trustee of the estate of Howard Sloneker as to which shares Mr. Marcum has no voting or investment power.

(6) Includes 97,806 shares held as co-trustee of the Joseph L. and Sarah S. Marcum Foundation as to which voting and investment power is shared by Joseph L. and Stephen S. Marcum.

(7) The share ownership for Messrs. Patch, Sloneker, Evans, Leonard and Porter includes 4,658; 2,382; 1,284; 140; and 9,757 shares, respectively, held for the accounts of these individuals by the trustee of the Company's Employee Savings Plan. Such persons have sole voting power with respect to these shares and also hold investment power subject to limitations in the Plan.

                              ELECTION OF DIRECTORS

     The Board of Directors intends that the four persons named under Class II in the following table (the "Nominees") will be nominated for election at the Annual Meeting for three-year terms expiring in 2001. The terms of the remaining directors in Classes I and III will continue as indicated below. It is intended that the common shares represented by the accompanying Proxy will be voted for the election as directors of the Nominees, unless otherwise instructed on the Proxy. In the event that any one or more of the Nominees unexpectedly becomes unavailable for election, the common shares represented by the accompanying Proxy will be voted in accordance with the best judgment of the proxy holders for the election of the remaining Nominees and for the election of any substitute nominee or nominees designated by the Board of Directors.

     Under Ohio law and the Company's Code of Regulations, the nominees receiving the greatest number of votes will be elected as directors. Shares as to which the authority to vote is withheld will be counted for quorum purposes but will not be counted toward the election of the Nominees.



                                                        POSITION WITH COMPANY AND/OR
                                                     PRINCIPAL OCCUPATION OR EMPLOYMENT                            DIRECTOR
NAME AND AGE(1)                                             DURING LAST FIVE YEARS(2)                                SINCE
                                  ----------------------------------------------------------------------------       -----

NOMINEES:  CLASS II --TERMS EXPIRING IN 2001:
Wayne Embry,                      Executive Vice President and General  Manager of the Cleveland  Cavaliers          1991
     61                           (professional basketball franchise).

Stephen S. Marcum,                Member of the law firm of Parrish,  Beimford, Fryman, Smith & Marcum Co.,          1989
     40                           L.P.A.,  Hamilton,  Ohio;  such firm has provided  legal  services to the
                                  Company and its subsidiaries during the last fiscal year and continues to do so.

Stanley N. Pontius,               President and Chief Executive  Officer of First Financial Bancorp and its          1994
     51                           principal   subsidiary,   First  National  Bank  of  Southwestern   Ohio,
                                  Hamilton, Ohio.

William L. Woodall,               Director  of the  Company,  The Ohio  Casualty  Insurance  Company,  West          1986
     74                           American  Insurance  Company,  American Fire and Casualty  Company,  Ohio
                                  Security  Insurance  Company,  OCASCO  Budget,  Inc.  and The  Ohio  Life
                                  Insurance  Company;  retired as an  executive  officer of the Company and its subsidiaries on December 31, 1990.


                                                        POSITION WITH COMPANY AND/OR
                                                     PRINCIPAL OCCUPATION OR EMPLOYMENT                            DIRECTOR
NAME AND AGE(1)                                           DURING LAST FIVE YEARS(2)                                  SINCE
---------------                   ----------------------------------------------------------------------------     ----------

DIRECTORS WHOSE TERMS CONTINUE BEYOND THE ANNUAL MEETING
CLASS III -- TERMS EXPIRING IN 1999
Arthur J. Bennert,                Director of the Company, The Ohio Casualty Insurance Company, West                 1989
     71                           American Insurance Company, American Fire and Casualty Company, Ohio
                                  Security Insurance Company and The Ohio Life Insurance Company; retired as an executive officer of the Company and its subsidiaries on January
                                  1, 1992.

Catherine E. Dolan,               Managing Director of the Financial Institutions Group, First Union                 1994
     40                           National Bank, Charlotte, North Carolina.

Jeffery D. Lowe,                  Director of the Company, The Ohio Casualty Insurance Company, West                 1983
     52                           American Insurance Company, American Fire and Casualty Company, Ohio
                                  Security Insurance Company and The Ohio Life Insurance Company.

Lauren N. Patch,                  President, Chief Executive Officer and Director of the Company, The Ohio           1987
     47                           Casualty Insurance Company, West American Insurance Company, American Fire
                                  and Casualty Company, Ohio Security Insurance Company and OCASCO Budget,
                                  Inc.; Vice Chairman and Director of The Ohio Life Insurance Company.  Mr.
                                  Patch became Chief Executive Officer of the Company on January 1, 1994,
                                  and President of the Company on January 1, 1991.

  CLASS I:  TERMS EXPIRING IN 2000

Jack E. Brown,                    Chairman of the Board, BBI Marketing  Services,  Inc.,  Cincinnati,  Ohio          1994
     54                           (professional marketing consulting firm).

Vaden Fitton,                     Director  and Retired  First Vice  President  of First  National  Bank of          1967
     69                           Southwestern Ohio, Hamilton, Ohio.

Joseph L. Marcum,                 Chairman of the Board and  Director  of the  Company,  The Ohio  Casualty          1949
     74                           Insurance Company,  West American  Insurance  Company,  American Fire and
                                  Casualty Company,  Ohio Security Insurance Company,  OCASCO Budget,  Inc.
                                  and  The  Ohio  Life  Insurance  Company.  Mr.  Marcum  served  as  Chief
                                  Executive Officer of the Company and its subsidiaries  until December 31,
                                  1993,  and President of the Company and its  subsidiaries  until December
                                  31, 1990.

Howard L. Sloneker III,           Vice President,  Secretary and Director of the Company, The Ohio Casualty          1983
     41                           Insurance Company,  West American  Insurance  Company,  American Fire and
                                  Casualty Company, Ohio Security Insurance Company and OCASCO Budget,
                                  Inc.; Secretary and Director of The Ohio Life Insurance Company.

-----------------------

(1) Ages are listed as of the date of the Annual Meeting.

(2) The Ohio Casualty Insurance Company, Ohio Security Insurance Company, American Fire and Casualty Company, West American Insurance Company, OCASCO Budget, Inc. and The Ohio Life Insurance Company are subsidiaries of the Company.

         OTHER DIRECTORSHIPS AND RELATED TRANSACTIONS AND RELATIONSHIPS

     Wayne Embry is also a director of M.A. Hanna Company and Society Corporation; Vaden Fitton, Joseph L. Marcum and Stanley N. Pontius are also directors of First Financial Bancorp.

     Joseph L. Marcum, the Chairman of the Board of the Company, retired as the Chief Executive Officer of the Company on December 31, 1993. Mr. Marcum receives annual benefits from the Company of $142,393 pursuant to the Company's Employees Retirement Plan. See "Pension Plans."

     Jeffery D. Lowe is the son-in-law of Joseph L. Marcum; Lauren N. Patch and Howard L. Sloneker III are brothers-in-law; and Stephen S. Marcum is the son of Joseph L. Marcum.

                       MEETINGS OF THE BOARD OF DIRECTORS
                           AND COMMITTEES OF THE BOARD

      During 1997, the Board of Directors held five meetings. No director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and the committees on which he or she served. The Board of Directors has standing Executive, Audit, Executive Compensation and Nominating Committees.

      The Executive Committee held one meeting during 1997. The members of the Executive Committee are Joseph L. Marcum, Lauren N. Patch, and Howard L. Sloneker III. All Executive Committee members attended the meeting in 1997. The Executive Committee is empowered to exercise all the powers of the Board of Directors in the management of the Company between meetings of the Board of Directors, other than filling vacancies on the Board or any other committee of the Board.

     The Audit Committee held three meetings during 1997. The members of the Audit Committee are Arthur J. Bennert, Jack E. Brown, Catherine E. Dolan, Wayne Embry, Vaden Fitton, Joseph L. Marcum, Stephen S. Marcum, Stanley N. Pontius, and William L. Woodall. Each Audit Committee member attended all of the meetings in 1997 except Ms. Dolan and Mr. Fitton who attended two meetings. The Audit Committee's primary function is to meet with the independent auditors for the Company and to review the Company's internal and independent auditing and financial controls.

      The Executive Compensation Committee held one meeting during 1997. The members of the Executive Compensation Committee are Jack E. Brown, Vaden Fitton, Stephen S. Marcum and Stanley N. Pontius. All members of the Executive Compensation Committee attended the meeting in 1997. The Executive Compensation Committee administers the Company stock option plans and carries out the responsibilities described in the Executive Compensation Committee Report in this Proxy Statement.

     The Nominating Committee held one meeting during 1997. The members of the Nominating Committee are Jack E. Brown, Wayne Embry, Vaden Fitton, Joseph L. Marcum, Stephen S. Marcum, Stanley N. Pontius and Howard L. Sloneker III. The Nominating Committee's responsibilities include the selection of potential candidates for director and the recommendation of candidates to the Board. The Nominating Committee will consider nominees for director recommended by shareholders for the 1999

Annual Meeting of Shareholders provided that the names of such nominees are submitted not later than November 13, 1998, to Howard L. Sloneker III, Secretary, 136 North Third Street, Hamilton, Ohio 45025.

                        DIRECTORS' FEES AND COMPENSATION

      Each director received $25,000 for services as a director of the Company during 1997. Each non-employee director of the Company also received $1,500 per meeting for attending the meetings of the Board of Directors in 1997. Members of the Audit Committee also received $5,000 each for serving on that committee. In addition, members of the Executive Compensation Committee received $300 per meeting for each meeting attended. Joseph L. Marcum was paid an additional $65,000 during 1997 as compensation for serving as the Chairman of the Board.

         On May 20, 1997, Jack E. Brown, Vaden Fitton and Joseph L. Marcum, each of whom is a non-employee director of the Company, were granted a non-qualified stock option (an "NQSO") to purchase 3,000 common shares of the Company at an exercise price of $42.25 per share, the closing market price of the common shares on the date of grant. Any individual who becomes or is re-elected a non-employee director is automatically granted an NQSO to purchase 3,000 common shares effective on the third business day following the first meeting of the Board of Directors after his/her election or appointment to the Board. The exercise price of each NQSO granted to a non-employee director is equal to the fair market value of the common shares on the date of grant. NQSOs granted to non-employee directors have terms of ten years (subject to earlier termination in certain cases) and may not be exercised during the six months following their date of grant.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE
      The following table presents information concerning compensation provided by the Company to its Chief Executive Officer and to each of the Company's four most highly compensated executive officers, other than the Chief Executive Officer, for services rendered in all capacities for each of the Company's last three completed fiscal years:


                                                                                                   LONG-TERM
                                                 ANNUAL  COMPENSATION                        COMPENSATION AWARDS
                                                 --------------------        -------------------------------------------------
                                                              OTHER                            SECURITIES
                                                             ANNUAL          RESTRICTED        UNDERLYING           DIVIDEND
          NAME AND                          SALARY        COMPENSATION          STOCK           OPTIONS/            PAYMENT
     PRINCIPAL POSITION         YEAR        ($)(1)          ($)(2)(3)       AWARDS($)(4)         SARS(#)          RIGHTS(#)(5)
     ------------------         ----        ------          ---------       ------------         -------          ------------
Lauren N. Patch                 1997        530,000           70,898            98,025            30,000             30,000
  President and Chief           1996        529,560           47,881            57,709            30,000             30,000
     Executive Officer          1995        474,231           13,477                 0                 0                  0

Barry S. Porter                 1997        258,000           32,463            40,165            10,000             10,000
  Chief Financial               1996        248,604           22,484            24,956            10,000             10,000
     Officer and Treasurer      1995        233,208            6,996                 0                 0                  0

Michael L. Evans                1997        213,750           11,083             6,694            10,000             10,000
  Executive Vice President      1996        199,500           19,051            18,686            10,000             10,000
                                1995        174,462            4,500                 0                 0                  0

Howard L. Sloneker III          1997        209,500           23,488            27,760            10,000             10,000
  Vice President                1996        197,698           16,603            16,335            10,000             10,000
                                1995        181,398            4,597                 0                 0                  0

Coy Leonard, Jr.                1997        158,821           14,312            18,163             3,000              3,000
  Vice President                1996        132,352            7,952             9,446             3,000              3,000
                                1995        117,108            1,171                 0                 0                  0

(1)   Includes annual directors' fees for Messrs. Patch and Sloneker.

(2) Includes for Messrs. Patch, Porter, Evans, Sloneker and Leonard for 1997 the amounts of $4,800, $4,800, $4,800, $4,800 and $1,588, respectively, contributed by the Company under the Company's Employee Savings Plan. Also includes for Messrs. Patch, Porter, Evans and Sloneker for 1997 the amounts of $10,350, $3,060, $1,612 and $748, respectively, contributed by the Company under the Company's Supplemental Executive Savings Plan.

(3) Includes for Messrs. Patch, Porter, Evans, Sloneker and Leonard for 1997, the amounts of $55,748, $24,603, $4,671, $17,940 and $12,724, respectively, paid to reimburse them for income taxes incurred as a result of the grant of restricted shares described in note (4) below. These amounts were paid in 1998.

(4) Shares of restricted stock were granted on February 20, 1997 for services rendered in 1996 and on February 19, 1998 for services rendered in 1997. The value of the outstanding restricted stock awards at the end of the fiscal year 1997 was $62,430, $25,615, $20,215, $17,672 and $10,219 for
      Messrs. Patch, Porter, Evans, Sloneker and Leonard, respectively. The number of the restricted stock awards held by Messrs. Patch, Porter, Evans, Sloneker and Leonard at the end of the fiscal year 1997 was 1,399, 574, 453, 396 and 229, respectively. Such restricted common shares vest on the third anniversary of the date of the grant so long as the executive officer is an employee on such date (with earlier vesting occurring on retirement, death or disability or termination of employment following a change of control). During the restriction period, the executive officer will receive all dividends paid on the shares.

(5) Dividend payment rights were granted to the named executive officers in 1997 and 1998. These rights entitle the executive officer on the April 15th following the third anniversary of the grant date to receive, for each dividend payment right, an amount in cash equal to the aggregate amount of dividends that the Company has paid on each common share from the date on which such right becomes effective through the payout date subject to certain restrictions

                        OPTION GRANTS IN LAST FISCAL YEAR

      The following table sets forth information concerning the grant of stock options during the last fiscal year to each of the executive officers of the Company named in the Summary Compensation Table. No stock appreciation rights were granted during the last fiscal year.


                                          % OF TOTAL                                        POTENTIAL REALIZABLE
                                          OPTIONS                                            VALUE AT ASSUMED
                           NUMBER OF      GRANTED                                           ANNUAL RATES OF STOCK
                           SECURITIES        TO           EXERCISE                          PRICE APPRECIATION FOR
                           UNDERLYING     EMPLOYEES       OR BASE                              OPTION TERM
                            OPTIONS       IN FISCAL        PRICE        EXPIRATION          ($)               ($)
      NAME                GRANTED # (1)      YEAR          ($/SH)         DATE               5%              10%
      ----                 ------------   ----------      --------     -----------       --------        -----------

Lauren N. Patch              30,000          29.41          41.375        02-20-07        780,615        1,978,233

Barry S. Porter              10,000           9.80          41.375        02-20-07        260,205          659,411

Michael L. Evans             10,000           9.80          41.375        02-20-07        260,205          659,411

Howard L. Sloneker III       10,000           9.80          41.375        02-20-07        260,205          659,411

Coy Leonard, Jr.              3,000           2.94          41.375        02-20-07         78,062          197,823

(1) All of these stock options, which were granted pursuant to the Ohio Casualty Corporation 1993 Stock Incentive Program, were granted at the fair market value of the underlying option shares on the date of grant, become exercisable as to one-third of the option shares on each of the first three anniversaries of the date of grant and have a term of ten years. In the event of a change in control of the Company, the stock options would become exercisable in full. Stock options reported consist of incentive stock options and non-qualified stock options.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% annual appreciation rates set by the Securities and Exchange Commission for illustrative purposes, and, therefore, are not intended to forecast future financial performance or possible future appreciation in the price of the Company's common shares. Shareholders are therefore cautioned against drawing any conclusions from the appreciation data shown, aside from the fact that optionees will only realize value from the option grants shown when the price of the Company's common shares appreciates, which benefits all shareholders commensurately.


                      OPTION EXERCISES IN LAST FISCAL YEAR

      The following table sets forth information concerning the exercise of stock options during the last fiscal year by each of the executive officers of the Company named in the Summary Compensation Table and the fiscal year-end value of unexercised stock options and SARs held by such executive officers:


                           AGGREGATED OPTION EXERCISES IN
                           ------------------------------
                LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE
                -------------------------------------------------

                             NUMBER OF                 NUMBER OF SHARES UNDERLYING            VALUE OF UNEXERCISED
                              SHARES                      UNEXERCISED OPTIONS AT              IN-THE-MONEY OPTIONS
                            ACQUIRED ON      VALUE         FISCAL YEAR-END(#)                AT FISCAL YEAR-END($)(1)
                                                          ----------------------------      --------------------------
      NAME                 EXERCISE (#)      REALIZED($)   EXERCISABLE   UNEXERCISABLE      EXERCISABLE UNEXERCISABLE
      ----                 ------------      -----------   -----------   -------------      -------------------------
Lauren N. Patch                    0                0       10,000        50,000                 96,250       290,000
Barry S. Porter                    0                0        3,333        16,667                 32,081        96,670
Michael L. Evans                   0                0        3,333        16,667                 32,081        96,670
Howard L. Sloneker III         3,333           37,734            0        16,667                      0        96,670
Coy Leonard, Jr.                   0                0        1,000         5,000                  9,625       116,750


(1) "Value of Unexercised In-the-Money Options at Fiscal Year-End" is based upon the fair market value of the Company's common shares on December 31, 1997 ($44.625), less the exercise price of in-the-money options at the end of the last fiscal year.

PENSION PLANS

         The following table sets forth the estimated annual benefits payable under the Employees Retirement Plan and The Ohio Casualty Insurance Company Benefit Equalization Plan (the "Benefit Equalization Plan") to participants in such plans, including the executive officers named in the Summary Compensation Table, upon retirement in specified compensation and years of service classifications:


                                                  PENSION PLANS TABLE



                                  15           20            25           30           35           40           45
      ANNUAL EARNINGS            YEARS        YEARS        YEARS        YEARS         YEARS        YEARS        YEARS
      ---------------            -----        -----        -----        -----         -----        -----        -----
          $125,000              $27,932      $37,242      $46,553      $55,864       $65,174      $74,485      $83,795
           175,000               39,932       53,242       66,553       79,864        93,174      106,485      119,795
           225,000               51,932       69,242       86,553      103,864       121,174      138,485      155,795
           275,000               63,932       85,242      106,553      127,864       149,174      170,485      191,795
           325,000               75,932      101,242      126,553      151,864       177,174      202,485      227,795
           375,000               87,932      117,242      146,553      175,864       205,174      234,485      263,795
           400,000               93,932      125,242      156,553      187,864       219,174      250,485      281,795
           425,000               99,932      133,242      166,553      199,864       233,174      266,485      299,795
           450,000              105,932      141,242      176,553      211,864       247,174      282,485      317,795
           475,000              111,932      149,242      186,553      223,864       261,174      298,485      335,795
           500,000              117,932      157,242      196,553      235,864       275,174      314,485      353,795
           525,000              123,932      165,242      206,553      247,864       289,174      330,485      371,795
           550,000              129,932      173,242      216,553      259,864       303,174      346,485      389,795
           600,000              141,932      189,242      236,553      283,864       331,174      378,485      425,795

         Retirement benefits under the Company's Employees Retirement Plan, a defined benefit plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), are generally payable to full-time and regular part-time salaried employees whose participation in the plan has vested (currently requiring the completion of five years of service) upon retirement at age 65 or in reduced amounts upon retirement prior to age 65 if the participant has ten years of vested service. A retiree's benefit amount is based upon his or her credited years of service and average annual compensation (salary) for the five consecutive years of highest salary during the last ten years of service immediately prior to age 65 or, if greater, the average annual compensation paid during the 60 consecutive month period immediately preceding retirement or other termination of employment. Such retirement benefits are reduced by a portion of the retiree's Social Security-covered compensation. Benefits figures shown in the table above are computed on the assumption that participants retire at age 65 and are entitled to a single life annuity.

         Section 401(a)(17) of the Code limits compensation in excess of $160,000 from being taken into account in determining benefits payable under a qualified pension plan. As a result, the Benefit Equalization Plan was adopted for those employees who are adversely affected by these provisions of the Code. The Benefit Equalization Plan provides for payment of benefits that would have been payable under the Employees Retirement Plan but for the limitation on compensation imposed by the Code. Upon retirement, participants receive the actuarial equivalent present value of the benefit payable under the Benefit Equalization Plan in a lump sum.

         At December 31, 1997, credited years of service and average annual earnings for purposes of the Employees Retirement Plan and the Benefit Equalization Plan for the executive officers named in the Summary Compensation Table were: Lauren N. Patch, 21.5 years ($421,643); Barry S. Porter, 23.5 years ($228,217); Michael L. Evans, 22.5 years ($171,050); Howard L. Sloneker III,
15.75 years ($154,721); and Coy Leonard, Jr., 4.4 years ($124,980). The compensation covered by the Employees Retirement Plan and the Benefit Equalization Plan is the amount shown in the Summary Compensation Table as salary, less any directors' fees.

                 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

EXECUTIVE COMPENSATION POLICIES

         The Company's executive compensation programs are designed to attract and retain quality talent, and to motivate the Company's key employees to maximize shareholder returns by achieving both the short-term and long-term goals of the Company. The Executive Compensation Committee of the Board of Directors (the " Committee"), consisting entirely of non-employee directors, approves all of the policies under which compensation is paid or awarded to the Company's executive officers.

         The Committee believes that the Company's executive compensation opportunities, including those for the Company's Chief Executive Officer ("CEO"), should create incentives for superior performance and consequences for below-target performance. In 1996, the Company's executive compensation program was redesigned to link each executive officer's compensation directly to individual and Company performance. A significant portion of each executive officer's total compensation is now variable and dependent upon the attainment of annual objectives and long-term shareholder returns. The compensation structure provides a portion of each executive officer's compensation in stock thereby creating a mutuality of interest between executive officers and shareholders.

         The Committee annually reviews the short-term and long-term compensation levels for the CEO and other senior executives to consider and implement any changes necessary to achieve its on-going objectives. In determining the comparable compensation levels discussed further below, the Committee considers information from surveys of compensation practices within the property and casualty industry which surveys may include some or all of the companies included in the Performance Graph on page 14.

SPECIFIC COMPENSATION PROGRAMS

         There are three components to the Company's "pay for performance" system established for its executive officers and 16 additional key executives (collectively called the "partners"): (i) base salary established on an annual basis, (ii) awards under the Annual Incentive Plan and (iii) awards under the Long-Term Incentive Plan. Each component of the Company's executive compensation program aims to accomplish a different purpose.

         BASE SALARY. Base salary levels for the CEO and the other executive officers of the Company are based on individual performance, the responsibilities associated with an individual's position in the Company, skill level and experience and potential future contribution, all of which are reviewed annually and benchmarked against similar positions within the survey companies. The base salary of the CEO is established by the Committee. The base salaries of the other executive officers are established by the CEO on an annual basis. Salary adjustments are based on individual performance, as determined in accordance with the Company's executive performance evaluation system, and reflective of competitive conditions existing at the time.

         ANNUAL INCENTIVE PLAN AWARDS: The potential award opportunities for each of the executive officers who participates in the Annual Incentive Plan are determined at the beginning of each fiscal year. Potential award opportunities for a fiscal year, which are expressed as a percentage of a participant's salary for that fiscal year, are based on the participant's level within the organization, with higher percentages being assigned to executive officers who hold more senior positions. Actual awards are based on a combination of individual and team performance. This balance supports the accomplishment of overall objectives and rewards individual contributions by the executives. Team performance, which accounts for up to 50% of the total award potential, is based on the Company's actual performance against pre-determined targets for return on equity and growth in premiums for the year. A performance threshold for each measure ensures that no awards are made for substandard accomplishments. If the performance threshold is achieved, each of the eligible executive officers receives a team award, the amount of which depends on the extent to which the Company's performance exceeds the threshold level and the potential award opportunity assigned to each individual participant, as described above. Individual awards, which account for the remaining 50% of the award potential, are made only if the performance level required for team awards has been met and then only if a determination is made by the Committee and the CEO to fund such individual awards. The Committee determines, based on a recommendation from the CEO, the level of funding for the individual award pool based on the performance achieved by the management team on a number of criteria such as the achievement of pre-established Company and individual goals. The pool is allocated among the participants on the basis of their performance evaluations as determined by the CEO (the CEO's performance evaluation is conducted by the Committee).


         Currently, awards under the Annual Incentive Plan are paid in restricted shares of the Company. Such restricted shares may not be transferred by the participant for a three-year period following the date of the grant, unless the participant dies or his employment is terminated as a result of disability or retirement or following a change in control of the Company. If the employment of the participant terminates for any other reason during such three year period, the restricted shares will be forfeited to the Company. Awards under the Annual Incentive Plan for the 1997 fiscal year were paid in the form of restricted common shares issued in February of 1998.


         LONG-TERM INCENTIVE PLAN Awards under the Long-Term Incentive Plan consist of incentive stock options, non-qualified stock options, or a combination of both, and dividend payment rights, one-third of which vests on each of the first three anniversaries of the date of the grant. Stock options are granted at market value on the date of grant and increase in value only to the extent of appreciation in the Company's common shares. Stock options expire at the end of ten years from the date of grant. Stock option grants are generally made at the beginning of the fiscal year, although grants may be made at different times to participants who are promoted or newly hired. The number of stock options to be granted is based on the participant's salary level and position. While it is the intention of the Committee to make stock option grants annually, the Committee has reserved the right to eliminate stock option awards or make other modifications in the Long-Term Incentive Plan. The Committee also intends to hold constant the number of options granted to each participant over each three-year period, beginning in 1996.

         DIVIDEND PAYMENT RIGHTS In addition to stock options, the participants in the Long-Term Incentive Plan may be granted dividend payment rights. One-third of these rights become effective on each anniversary of the grant date. These rights entitle the holder on the April 15th following the third anniversary of the grant date (or earlier if the holder dies, becomes disabled or retires or is terminated from employment after a change in control of the Company) to receive, for each dividend payment right, an amount in cash equal to the aggregate amount of dividends that the Company has paid on each common share from the date on which the dividend payment right becomes effective through the payout date. Unless the employment of the holder of a dividend payment right terminates as a result of death, disability, retirement at normal retirement age, or following a change in control, the holder forfeits the right if his or her employment terminates prior to the scheduled payout date. The employees to whom stock options and dividend payment rights are to be awarded are determined annually by the Committee for the executive officers, including the CEO, and by the CEO for all other partners.

         The Company's Annual Incentive Plan and its Long Term Incentive Plan are designed to provide participants with the opportunity to receive total compensation targeted at the 75th percentile of salaries for similar positions among the survey companies.

         Section 162(m) of the Code generally limits the corporate tax deduction for the compensation paid to executive officers named in the Summary Compensation Table in the proxy statement to $1 million, unless certain requirements for qualifying compensation as "performance based" are met. The compensation paid to each of the executive officers of the Company in 1997 was less than the threshold for deductibility under Section 162(m).

BASES FOR CHIEF EXECUTIVE OFFICER COMPENSATION

         The Committee evaluates the performance of the CEO at least annually. In 1997, Mr. Patch received a base salary of $505,000. Mr. Patch also received an award under the Annual Incentive Plan for service in 1997 of a total of 2,094 restricted common shares of the Company, which were issued to him in February of 1998 and which will be forfeited to the Company if he leaves the Company during the three-year period following the date of issue. As described in detail above, the Committee's determination of the number of restricted common shares awarded to Mr. Patch (and to all of the other executive officers) under the Annual Incentive Plan was based on the Company's 1997 total return performance as measured against established return on equity and growth in premium targets. The Company also granted to Mr. Patch in 1998 pursuant to the Long-Term Incentive Plan, a non-qualified stock option for 30,000 shares. The number of stock options granted to Mr. Patch was based on his salary level and position with the Company. As previously indicated, in establishing the compensation of Mr. Patch and the other executive officers, the goal of the Committee has been to create a total compensation opportunity through base salary and awards under the Annual Incentive Plan and the Long-Term Incentive Plan which, if realized as a result of the Company's performance, would result in total compensation being at the 75th percentile for similar positions at the survey companies.

         The foregoing report on executive compensation is provided by the following directors, who constituted the Executive Compensation Committee during 1997:

Jack E. Brown       Vaden Fitton    Stephen S. Marcum         Stanley N. Pontius

                   EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

        The directors of the Company who served as members of the Company's Executive Compensation Committee during 1997 were Jack E. Brown, Vaden Fitton, Stephen S. Marcum and Stanley N. Pontius. Mr. Fitton and Mr. Porter, the Company's Chief Financial Officer and Treasurer, also served as members of the Executive Compensation Committee of First Financial Bancorp during 1997, whose Chief Executive Officer, Stanley N. Pontius, is a member of the Executive Compensation Committee of the Company.

         As indicated in the Executive Compensation Committee Report on Executive Compensation, Lauren N. Patch, the Company's President and Chief Executive Officer, participates in decision-making regarding the compensation of certain executive officers named in the Summary Compensation Table. Mr. Patch is not a member of the Executive Compensation Committee.

                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

         The following graph compares the five-year cumulative total shareholder return, including reinvested dividends, of the Company with the Dow Jones Equity Market Index and the Dow Jones Insurance Index for Property and Casualty Companies(1):

                             PERFORMANCE GRAPH FOR
                           OHIO CASUALTY CORPORATION
                                    [GRAPH]

                                             1992          1993          1994          1995          1996          1997
                                         ------------- ------------- ------------- ------------- ------------- -------------
DJ EQUITY MARKET INDEX                      100.00        109.95        110.76        152.49        187.63        251.34
DJ INSURANCE P&C                            100.00        100.83        106.03        148.53        178.61        263.14
OHIO CASUALTY CORP                          100.00        105.76        98.47         161.23        135.39        176.75

(1) The Dow Jones Insurance Index for Property and Casualty Companies is comprised of 13 companies, including the Company that are traditionally considered as a peer group of property and casualty insurance companies within the United States. The companies making up the Index are Allstate Corp.; American International Group Inc.; Chubb Corp.; HSB Group Inc.; Loews Corp.; MBIA Inc.; Ohio Casualty Corporation; Progressive Corp.; SAFECO Corp.; St. Paul Cos.; and USF&G Corp.

                                  ANNUAL REPORT

         The Company's Annual Report for the fiscal year ended December 31, 1997, accompanies this Proxy Statement.

           RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

         The accounting firm of Coopers & Lybrand L.L.P. has been selected by the Board of Directors to serve as independent public accountants of the Company for the fiscal year ending December 31, 1998. Management expects that representatives of that firm will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. The affirmative vote of the holders of a majority of the Common Shares represented in person or by proxy at the Annual Meeting is necessary to ratify the selection of the Company's independent public accountants. Under Ohio law, abstentions and broker non-votes are counted as present; the effect of an abstention or broker non-vote on this proposal is the same as a "no" vote. Unless otherwise indicated, the persons named in the Proxy will vote all Proxies in favor of ratifying the selection of independent public accountants.

         Coopers & Lybrand L.L.P. were the independent public accountants of the Company for the fiscal year ended December 31, 1997. In connection with the audit function, the firm also reviewed the Company's annual and quarterly reports and reviewed its filings with the Securities and Exchange Commission.

                              SHAREHOLDER PROPOSALS

         If an eligible shareholder wishes to present a proposal for action at the next annual meeting of shareholders of the Company, it must be received by the Company no later than November 13, 1998, for inclusion in the Company's Proxy Statement and form of Proxy relating to that meeting. An eligible shareholder may present no more than one proposal of not more than five hundred
(500) words, including supporting statements, for inclusion in the Company's proxy materials for the next annual meeting. Proposals shall be sent to Ohio Casualty Corporation, Attention: Howard L. Sloneker III, Secretary, 136 North Third Street, Hamilton, Ohio 45025.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (SEC). Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.

         Based on the Company's review of the copies of such forms it has received, the Company believes that all its officers, directors, and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during fiscal 1997.

                                  OTHER MATTERS

         The Company files annually with the Securities and Exchange Commission an Annual Report on Form 10-K. This report includes financial statements and financial statement schedules.

         A SHAREHOLDER OF THE COMPANY MAY OBTAIN A COPY OF THE ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, WITHOUT CHARGE BY SUBMITTING A WRITTEN REQUEST TO THE FOLLOWING ADDRESS:

                            OHIO CASUALTY CORPORATION
                            Attention: Barry S. Porter
                            Chief Financial Officer/Treasurer
                            136 North Third Street
                            Hamilton, Ohio  45025

         Management and the Board of Directors of the Company know of no business to be brought before the Annual Meeting other than as set forth in this Proxy Statement. However, if any matters other than those referred to in this Proxy Statement should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the common shares represented by such proxy on such matters in accordance with their best judgment.

                            EXPENSES OF SOLICITATION

         The expense of proxy solicitation will be borne by the Company. Proxies will be solicited by mail and may be solicited, for no additional compensation, by officers, directors or employees of the Company or its subsidiaries, by telephone, telegraph or in person. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of common shares of the Company, and will be reimbursed for their related expenses. In addition, the Company has retained Morrow & Co., Inc., a professional soliciting organization, to assist in soliciting proxies from brokerage houses, custodians and nominees. The fees and expenses of that firm in connection with such solicitation are not expected to exceed $12,000.

                                         By Order of the Board of Directors,




                                          Howard L. Sloneker III, Secretary
March 13, 1998